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The Sports Authority, Inc.

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SPORTS

A U T H O R I T Y
(LOGO)

March 12, 2003
FOR IMMEDIATE RELEASE

CONTACT:	The Sports Authority, Inc.

INVESTORS:	Mark Iskander Vice President & Treasurer (954) 535-6015	PRESS:	Laura Novak/Stephanie Sampiere FD Morgen-Walke 212-850-5600

The Sports Authority Reports Fourth Quarter and Fiscal 2002 Results

Fort Lauderdale, Florida, March 12, 2003 — The Sports Authority, Inc. (NYSE: TSA) today reported that for the fourth quarter ended February 1, 2003, net income amounted to $52.9 million or $1.56 per diluted share versus $15.6 million or $0.47 per diluted share for the comparable period last year. The 2002 fourth quarter net income includes (1) a one-time tax benefit of $40.6 million or $1.20 per diluted share related to the reestablishment of certain deferred tax assets, partially offset by (2) $4.4 million or $0.13 per diluted share in exit costs and impairment charges. The 2001 fourth quarter net income included (1) $3.7 million or $0.11 per diluted share in exit costs and impairment charges partially offset by (2) a gain of $2.5 million or $0.08 per diluted share from the sale of securities.

Income before the non-routine credits and charges amounted to $16.7 million or $0.49 per diluted share for the fourth quarter of 2002 versus $16.8 million or $0.50 per diluted share for the comparable period of the prior year.

Sales for the fourth quarter of 2002 were $388.4 million versus $400.6 million for the fourth quarter of the prior year. Comparable store sales decreased 4.7%.

Marty Hanaka, Chairman and Chief Executive Officer commented, “In the fourth quarter, gross profit as a percentage of sales improved by 120 basis points, thereby mitigating the impact of soft comparable store sales caused by a weak economy, a short holiday shopping season and unfavorable weather patterns. In spite of these challenges, year-end inventory levels were well controlled, decreasing 3.9% per square foot. Also during fiscal 2002, total debt decreased by $59 million on top of a $70 million decrease in the prior year. This translates into a debt to capitalization percentage which has improved from 64% in 2000 to 54% in 2001 and 36% at fiscal 2002 year-end. This is a clear indication that we have been able to improve the overall financial strength of The Sports Authority even during these uncertain macro-economic and geo-political times.”

For fiscal 2002, net income, including non-routine credits and charges, amounted to $59.7 million or $1.75 per diluted share versus $12.4 million or $0.37 per diluted share for the preceding year. Income before non-routine credits and charges amounted to $23.5 million or $0.69 per diluted share in fiscal 2002, representing a 44% improvement over the $16.1 million or $0.48 per diluted share generated in fiscal 2001. Sales in fiscal 2002 amounted to $1.43 billion versus $1.42 billion in fiscal 2001. Comparable store sales for the year decreased 0.3%, primarily due to soft consumer demand during the second half of the fiscal year.

Fiscal 2003 Outlook

Early first quarter 2003 financial results suggest that restrained consumer spending and the severe winter weather patterns in the Northeast and Mid-Atlantic regions will dampen results. Absent a Middle Eastern conflict, first quarter fully diluted after-tax earnings are currently expected to be in the break-even range. Full fiscal 2003 after-tax earnings are currently estimated at $0.70 to $0.72 per diluted share. It should be noted that fiscal 2003 earnings will be subject to a federal income tax provision whereas fiscal 2002 earnings were not.

Pending Merger

On February 20, 2003, The Sports Authority announced that it had entered into a definitive agreement with Gart Sports Company providing for a merger of equals. On a combined basis, The Sports Authority and Gart Sports Company generated sales of approximately $2.5 billion during the fiscal year ended February 1, 2003, operating 385 stores in 45 states nationwide.

About The Sports Authority

The Sports Authority, Inc. is the nation’s largest full-line sporting goods retailer operating 205 stores in 33 states. The Company’s e-tailing website, www.thesportsauthority.com, is operated by GSI Commerce Solutions, Inc. under a license and e-commerce agreement. In addition, a joint venture with AEON Co., Ltd. operates 38 “The Sports Authority” stores in Japan under a licensing agreement. The Sports Authority is a proud sponsor of the Boys & Girls Clubs of America.

Forward Looking Statements

Certain statements contained in this press release constitute “forward looking statements” made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties that could cause actual results to differ materially from those set forth in such forward looking statements. The Company’s forward looking statements are based on assumptions about, or include statements concerning, many important factors, including without limitation, consumer confidence, changes in discretionary consumer spending and consumer preferences, particularly as they relate to sporting goods, athletic footwear and apparel and the Company’s particular merchandise mix and retail locations; the Company’s ability to effectively implement its merchandising, vendor relationship, inventory control, marketing, store remodeling, electronic commerce, supply chain, logistics and other strategies; increasing competition from other retailers; unseasonable weather; fluctuating gross profit margins; product availability; capital spending levels; and other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements to reflect events or circumstances after the date such statements were made.

Statement with respect to the pending merger between the Company and Gart Sports Company

Gart Sports and The Sports Authority stockholders and other investors are urged to read the joint proxy statement/prospectus and other materials which will be filed by Gart Sports and The Sports Authority with the SEC. These documents will contain important information, which should be read carefully before any decision is made with respect to the merger. When documents are filed with the SEC, they will be available for free at the SEC’s website at www.sec.gov. Documents are also available for free from the contact persons listed above.

Gart Sports, The Sports Authority and their directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of stockholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Reference is also made to the companies’ latest annual reports and annual stockholder’s meetings proxy statements as filed with the SEC, including Gart Sport’s Proxy Statement for its Annual Meeting held on June 7, 2002 and The Sports Authority’s Proxy Statement for its Annual Meeting held on May 30, 2002, which may be obtained for free in the manner set forth above.

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THE SPORTS AUTHORITY, INC.
CONSOLIDATED SELECTED FINANCIAL INFORMATION
(Unaudited, Dollars in thousands, except share data)

	13 Weeks Ended		52 Weeks Ended

	February 1,	February 2,	February 1,	February 2,
	2003	2002	2003	2002

Sales	$388,359	$400,577	$1,426,874	$1,415,552
Comparable store sales % increase (decrease)	(4.7)%	1.0%	(0.3)%	(3.0)%
Cost of merchandise sold, including buying and occupancy costs	275,986.0	289,425	1,030,275	1,028,753

Gross profit	112,373.0	111,152	396,599	386,799
% to sales	28.9%	27.7%	27.8%	27.3%
License fees and rental income	1,473.0	1,101	4,804	3,446
Selling, general and administrative expenses	95,989.0	93,363	371,590	360,788
% to sales	24.7%	23.3%	26.0%	25.5%
Pre-opening expense	45.0	5	1,734	5
Exit costs and impairment charges	4,419.0	3,698	4,419	6,353

Operating income	13,393.0	15,187	23,660	23,099
Gain on sale of investment securities	—	2,538	—	2,538
Interest, net	(1,066.0)	(2,104)	(4,590)	(13,332)

Income before income taxes, extraordinary gain and cumulative effect of accounting change	12,327.0	15,621	19,070	12,305
Income tax benefit	40,599.0	—	40,599	—

Income before extraordinary gain and cumulative effect of accounting change	52,926.0	15,621	59,669	12,305
Extraordinary gain on debt repurchase, net of tax	—	—	—	548
Cumulative effect of change in accounting principle	—	—	—	(503)

Net income	$52,926	$15,621	$59,669	$12,350

Basic earnings per share:
Income before extraordinary gain and accounting change	$1.61	$0.48	$1.82	$0.38

Net income	$1.61	$0.48	$1.82	$0.38

Diluted earnings per share:
Income before extraordinary gain and accounting change	$1.56	$0.47	$1.75	$0.37

Net income	$1.56	$0.47	$1.75	$0.37

Basic weighted average common shares outstanding	32,966	32,646	32,822	32,610

Diluted weighted average common shares outstanding	33,955	33,547	34,053	33,080

Reconciliation of Non-GAAP Information to GAAP basis — fourth quarter, diluted;

	13 Weeks Ended		13 Weeks Ended
	February 1, 2003		February 2, 2002

	Amount	Per Share	Amount	Per Share

Income before non-routine credits and charges	$16,746	0.49	$16,781	0.50
Exit costs and impairment charges	(4,419)	(0.13)	(3,698)	(0.11)
Gain on sale of investment securities	—	—	2,538	0.08

Income before income tax benefit	12,327	0.36	15,621	0.47
Income tax benefit	40,599	1.20	—	—

Net earnings	$52,926	$1.56	$15,621	$0.47

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Reconciliation of Non-GAAP Information to GAAP basis — fiscal year, diluted;

	52 Weeks Ended		52 Weeks Ended
	February 1, 2003		February 2, 2002

	Amount	Per Share	Amount	Per Share

Income before non-routine credits and charges	$23,489	$0.69	$16,120	$0.48
Exit costs and impairment charges	(4,419)	(0.13)	(6,353)	(0.19)
Gain on sale of investment securities	—	—	2,538	0.08

Income before income tax benefit and extraordinary gain on debt repurchase	19,070	0.56	12,305	0.37
Income tax benefit	40,599	1.19	—	—

Income before extraordinary gain and cumulative effect of accounting change	59,669	1.75	12,305	0.37
Extraordinary gain on debt repurchase, net of tax	—	—	548	0.02
Cumulative effect of change in accounting principle	—	—	(503)	(0.02)

Net earnings	$59,669	$1.75	$12,350	$0.37

THE SPORTS AUTHORITY, INC.
CONSOLIDATED SELECTED BALANCE SHEET INFORMATION
(Unaudited, Dollars in thousands)

			Change - Inc (Dec)
	February 1,	February 2,
	2003	2002	Amount	Percent

ASSETS:
Current assets:
Cash and cash equivalents	$4,656	$8,028	$(3,372)	(42.0)%
Merchandise inventories	354,223	358,119	(3,896)	(1.1)
Accounts receivable & other current assets	50,513	45,522	4,991	11.0

Total current assets	409,392	411,669	(2,277)	(0.6)
Long-term assets, net	199,616	189,488	10,128	5.3

Total assets	$609,008	$601,157	$7,851	1.3%

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable — trade	$101,506	$105,906	$(4,400)	(4.2)%
Accrued payroll and other current liabilities	125,860	116,028	9,832	8.5
Current debt	200	999	(799)	(80.0)

Total current liabilities	227,566	222,933	4,633	2.1
Long-term liabilities:
Long-term debt, less current maturities	121,425	179,333	(57,908)	(32.3)
Other long-term liabilities	43,140	43,770	(630)	(1.4)

Total long-term liabilities	164,565	223,103	(58,538)	(26.2)
Total stockholders’ equity	216,877	155,121	61,756	39.8

Total liabilities and stockholders’ equity	$609,008	$601,157	$7,851	1.3%

Supplemental information:

Total debt	$121,625	$180,332	$(58,707)	(32.6)%
Total debt as a % of capitalization	36%	54%

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